Exhibit 5.1

                 FORM OF OPINION OF KOFFLER ROSE & CHONOLES LLP

                                  May 21, 2001

Danielson Holding Corporation
737 Third Avenue

New York, NY  10017

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel for Danielson Holding Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement (the "Registration Statement") on Form S-3 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for registration of 819,700 shares of the Company's common stock (the "Shares") to be offered and sold from time to time as described in the prospectus included in the Registration Statement by the selling stockholders named therein. All of the Shares were previously issued in connection with a private placement by the Company in December 2000.

         We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

                                   Very truly yours,


                                   Koffler Rose & Chonoles LLP